NEWS

FOR IMMEDIATE RELEASE July 24, 2024	Contact: Hawaiian Airlines Public Relations News@HawaiianAir.com

HAWAIIAN AIRLINES ANNOUNCES EXPIRATION OF AND RESULTS FOR PREVIOUSLY ANNOUNCED PRIVATE EXCHANGE OFFER FOR ITS OUTSTANDING 5.750% SENIOR SECURED NOTES DUE 2026 AND CONSENT SOLICITATION

Honolulu, Hawai‘i – July 24, 2024 – Hawaiian Airlines, Inc. (the “Company”) today announced that Hawaiian Brand Intellectual Property, Ltd. (the “Brand Issuer”), an exempted company incorporated with limited liability under the laws of the Cayman Islands and an indirect wholly owned subsidiary of the Company, and HawaiianMiles Loyalty, Ltd. (the “Loyalty Issuer”), an exempted company incorporated with limited liability under the laws of the Cayman Islands and an indirect wholly owned subsidiary of the Company (and, together with the Brand Issuer, the “Issuers” and each, an “Issuer”), have released the final results for their previously announced offer to exchange (the “Exchange Offer”) any and all of their outstanding 5.750% Senior Secured Notes due 2026 (the “Existing Notes”) held by Eligible Holders, as defined below, for the Issuers’ 11.000% Senior Secured Notes due 2029 (the “New Notes”) and cash following the expiration of the Exchange Offer.

In connection with the Exchange Offer, the Issuers solicited (the “Consent Solicitation” and, together with the Exchange Offer, the “Exchange Offer and Consent Solicitation”) consents (the “Consents”) to the adoption of certain amendments (the “Proposed Amendments”) to the indenture governing the Existing Notes. Eligible Holders who tendered their Existing Notes pursuant to the Exchange Offer also were required to deliver Consents to the Proposed Amendments. Eligible Holders could not deliver Consents to the Proposed Amendments without also validly tendering their Existing Notes.

As of the Expiration Time of 5:00 p.m., New York City time, on July 24, 2024, according to information provided by Global Bondholder Services Corporation, the Information and Exchange Agent for the Exchange Offer and Consent Solicitation, $1,193,732,902 aggregate principal amount (or approximately 99.5% of the outstanding principal amount) of the Existing Notes had been validly tendered and not validly withdrawn in the Exchange Offer. Subject to satisfaction or waiver of the conditions set forth in the Exchange Offer Materials (as defined below), settlement of the Exchange Offer is expected to occur on July 26, 2024 (the “Settlement Date”).

The Exchange Consideration (as defined in the Offering Memorandum, which is defined below) will be paid to holders of Existing Notes validly tendered after the Early Exchange Time but at or prior to the Expiration Time and accepted by the Issuers for exchange, which will result in a payment on the Settlement Date to such holders of $825.0 of New Notes and $125.0 in cash for every $1,000 principal amount of Existing Notes tendered.

The Total Exchange Consideration (as defined in the Offering Memorandum), which includes the Early Exchange Payment (as defined in the Offering Memorandum) of $50.0 in cash per $1,000 principal amount of Existing Notes, will be paid to holders of Existing Notes validly tendered on or prior to the Early Exchange Time and accepted by the Issuers for exchange, which will result in a payment on the Settlement Date to such holders of $825.0 of New Notes and $175.0 in cash for every $1,000 principal amount of Existing Notes tendered.

Holders of Existing Notes accepted in the Exchange Offer as of the Early Exchange Time will also receive a cash interest payment for each $1,000 principal amount of Existing Notes exchanged, representing interest, if any, that has accrued from the most recent interest payment date in respect of the Existing Notes up to, but not including, the Settlement Date.

The Exchange Offer was made solely to Eligible Holders upon the terms and subject to the conditions set forth in the confidential offering memorandum and solicitation statement (the “Offering Memorandum”) and the related letter of transmittal, each dated June 24, 2024 (“Exchange Offer Materials”).

The Exchange Offer and Consent Solicitation was made only (a) in the United States, to holders of Existing Notes who were reasonably believed to be “qualified institutional buyers,” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and (b) outside the United States, to holders of Existing Notes who are not “U.S. persons” (as defined in Regulation S under the Securities Act) in offshore transactions in compliance with Regulation S. We refer to the holders of Existing Notes who have certified that they were eligible to participate in the Exchange Offer and Consent Solicitation pursuant to at least one of the foregoing conditions as “Eligible Holders.”

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities. The Exchange Offer and Consent Solicitation is being made and the New Notes are being offered only to “qualified institutional buyers” and holders that are not “U.S. persons” as such terms are defined under the Securities Act. The New Notes have not been registered under the Securities Act or under any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act, and, accordingly, are subject to significant restrictions on transfer and resale as more fully described in the Exchange Offer Materials. The Exchange Offer and Consent Solicitation is subject to the terms and conditions set forth in the Exchange Offer Materials.

About the Company

Now in its 95th year of continuous service, Hawaiian is Hawaiʻi's largest and longest-serving airline. Hawaiian offers approximately 150 daily flights within the Hawaiian Islands, and nonstop flights between Hawaiʻi and 16 U.S. gateway cities – more than any other airline – as well as service connecting Honolulu and American Samoa, Australia, Cook Islands, Japan, New Zealand, South Korea and Tahiti.

Consumer surveys by Condé Nast Traveler and TripAdvisor have placed Hawaiian among the top of all domestic airlines serving Hawaiʻi. The carrier was named Hawaiʻi's best employer by Forbes in 2022 and has topped Travel + Leisure’s World’s Best list as the No. 1 U.S. airline for the past two years. Hawaiian has also led all U.S. carriers in on-time performance for 18 consecutive years (2004-2021) as reported by the U.S. Department of Transportation.

The airline is committed to connecting people with aloha by offering complimentary meals for all guests on transpacific routes and the convenience of no change fees on Main Cabin and Premium Cabin seats. HawaiianMiles members also enjoy flexibility with miles that never expire. As Hawai‘i’s hometown airline, Hawaiian encourages guests to Travel Pono and experience the islands safely and respectfully.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow Hawaiian’s Twitter updates (@HawaiianAir), become a fan on Facebook (Hawaiian Airlines), and follow us on Instagram (hawaiianairlines). For career postings and updates, follow Hawaiian’s LinkedIn page.

For media inquiries, please visit Hawaiian Airlines’ online newsroom.

Forward-Looking Statements

This press release may contain “forward-looking statements.” These forward-looking statements include, but are not limited to, the satisfaction of the conditions to the Exchange Offer and Consent Solicitation and the completion of the proposed Exchange Offer and Consent Solicitation.